EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Schmitt Industries, Inc. of our report dated August 15, 2017, relating to the consolidated financial statements of Schmitt Industries, Inc., which report appears in the Annual Report on Form 10-K of Schmitt Industries, Inc. for the year ended May 31, 2017, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon
August 3, 2018